Exhibit 10.1

DATE OF ISSUE: 3rd November 2008

NAME: Amit Chatterjee

1.	Date of Commencement

Your employment with SYNTEL commences no later than November 10th, 2008. No period of employment with any previous employer shall count as continuous with your employment with SYNTEL.

2.	Duties

2.1	Your job title is set out on the attached schedule. You will perform all such acts, duties and obligations and comply with all such orders as may be designated by SYNTEL.

2.2	During the term of your employment you shall devote your entire working time, attention and skill to SYNTEL’s business and shall not engage in any other business activity, directly or indirectly, regardless of whether it is for profit, gain or otherwise, that is similar to the business of SYNTEL and will have no other employment.

3.	Place of Work

3.1.	Your place of work will be at SYNTEL’s offices or at such other offices of SYNTEL or its clients in the United Kingdom as the needs of the business may require from time to time.

3.2.	You may be required to travel outside the United Kingdom in the course of your duties.

4.	Hours of Work

Unless agreed otherwise, you will be required to work for the time that your role demands

Overtime will not be paid for additional hours worked.

5.	Remuneration

5.1	Your gross basic salary is set out in the attached schedule, or such higher rate as SYNTEL may from time to time notify to you. A monthly payment in respect of salary for the period from the 1st of the month will be paid to your bank or building society account on or before the last working day of each month.

5.2	SYNTEL may deduct from your salary any sums due by you to SYNTEL, including, without limitation, any overpayments, loans or advances made to you by SYNTEL [and the cost of repairing any damage or loss to SYNTEL’s property caused by you.] or [the cost of repairing any damage or loss to the Company’s property caused by you and any losses suffered by the Company as a result of any act of negligence or breach of duty by you.]

6.	Expenses

You will be paid or reimbursed out-of-pocket expenses wholly exclusively and necessarily incurred by you in or about the reasonable performance of your duties subject to your providing appropriate evidence (including receipts invoices tickets and/or vouchers as may be appropriate) and prior approvals where required. Further details of the Expenses Policy can be found in the Staff Handbook.

7.	Holidays

7.1.	In addition to the usual 8 public and bank holidays applicable in England, you are also entitled to a number of working days paid holiday in each complete calendar year as set out in the attached schedule, to be taken at such times as shall have been approved by SYNTEL. You shall ensure that your office is kept operational by your colleagues at times when you are absent from it due to travel or holiday. Not more than two weeks’ holiday may be taken at any one time, save at SYNTEL’s discretion.

7.2.	You are entitled to carry forward up to 5 days of your annual paid holiday entitlement from one holiday year to the next subject to the prior consent of SYNTEL. Your total holiday entitlement in any one calendar year inclusive of the holidays carried over shall not exceed 25 days (exclusive of bank holidays). Holiday not taken or carried forward will be forfeited.

7.3.	On the termination of your employment, you will be treated as having accrued holiday on a pro rata basis in respect of each completed month of service in the holiday year calculated by reference to your last day of work. If on the termination of your employment you have exceeded your accrued holiday entitlement then SYNTEL is hereby authorised to make an appropriate deduction from your final salary payment. If you have holiday entitlement still owing SYNTEL may at its sole discretion require you to take your holiday during your notice period or pay you a sum in lieu of accrued holiday. When paying in lieu of accrued holiday, one day’s pay will be calculated as 1/260 of annual salary.

8.	Insurances

8.1.	Subject to clause 8.2 and your complying with and satisfying any applicable requirements of the relevant insurers SYNTEL shall during the continuance of your employment:-

(i)	provide you and your spouse and children under the age of 18 years membership of such private medical expenses insurance scheme as SYNTEL may in its absolute discretion from time to time decide; and

(ii)	provide you with life assurance cover which in the event of your death during the continuance of your employment may pay to your chosen dependants (subject only to the discretion of the trustees of the appropriate scheme) a lump sum equal to 3 times your then annual salary.

8.2.	SYNTEL reserves the right to limit (to such extent as it shall decide in its absolute discretion) or withdraw the above benefits at any time.

8.3.	If any medical condition from which you suffer at any time is or becomes such that SYNTEL is unable to secure the above insurances for you other than at a significant premium, SYNTEL will offer you the opportunity of paying the additional premium to secure such insurances. If you reject this offer, SYNTEL may cease to provide any or all of the insurances referred to above.

9.	Sickness

9.1.	In case of sickness or other incapacity for work you must notify SYNTEL as early as practicable on the first day of absence, (and no later than 10.00am), giving details of the reasons for and the anticipated length of absence.

9.2.	Where there has been any sickness absence of any period you will be required to furnish SYNTEL will a self-certification form concerning the period of sickness and incapacity.

9.3.	Where a sickness lasts for more than 7 days you must forward a doctor’s statement to SYNTEL without delay, covering all days of absence. On the expiry of such statement you must notify SYNTEL whether you are returning to work or whether you have a further statement.

9.4.	SYNTEL reserves the right to require you to undergo a medical examination by a doctor or consultant nominated by it at any time during your employment, in which event SYNTEL will bear the cost.

9.5.	You will receive Statutory Sick Pay when you qualify to receive it under the legislation and regulations from time to time in force, subject to your compliance with 9.1 to 9.3 above. Any payment made to you during sickness absence over and above your Statutory Sick Pay entitlement shall be entirely at SYNTEL’s discretion.

10.	Grievance and Disciplinary Procedure

10.1.	You report to the person notified to you on the attached schedule or such other person as will be notified to you from time to time.

10.2.	SYNTEL’S disciplinary and grievance procedures are contained in the Staff Handbook. These are non-contractual and may be amended by SYNTEL in its absolute discretion from time to time.]If you are unhappy about any aspect of your employment, you may raise the matter with the person to whom you report.

11.	Confidentiality

11.1.	You shall not except as authorised or required by your duties hereunder use for your own benefit and gain or reveal to any person, firm, company or other organisation whatsoever, any trade secrets or Confidential Information belonging to SYNTEL or relating to the affairs or dealings of SYNTEL or a client of SYNTEL or a group company of SYNTEL which may come to your knowledge during your employment. You shall treat the same with complete secrecy. This restriction shall continue to apply after the termination of your employment without limitation in time, but shall cease to apply to any information or knowledge which may subsequently come into the public domain, other than by way of unauthorised disclosure.

11.2.	“Confidential Information” shall include but not be limited to development programs and plans, inventions, copyrights, processes, ideas, developments, designs, specification methods and procedures, current business methods and services, proposed future business methods and services, client lists, client requirements, pricing structures, marketing strategies, financial information and financial plans, any document marked “Confidential” or any information which you are told is “Confidential” or which you might reasonably expect to be regarded by SYNTEL as “Confidential”.

11.3.	All records, documents and other papers (together with any copies or extracts thereof) made or acquired by you in the course of your employment shall be the property of SYNTEL and must be returned to it on the termination of your employment. The copyright in all such records, documents and papers shall at all times belong to SYNTEL.

12.	Intellectual Property

Subject to the relevant provisions of the Patents Act 1977 the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 if at any time in the course of your employment you make or discover or participate in the making or discovery of any Intellectual Property relating to or capable of being used in the business of SYNTEL or any associated company you shall immediately disclose full details of such Intellectual Property to SYNTEL and at the request and expense of SYNTEL you shall do any and all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by SYNTEL and for vesting all rights in the same in SYNTEL or its nominee. “Intellectual Property” means patents, trademarks, service marks, registered designs, applications for any of the foregoing, trade and business names, unregistered trademarks and service marks, copyrights (and all goodwill in the same), rights in designs, databases, inventions, know-how, rights under licences, consents, orders, statute or otherwise in relation to such rights and rights of the same or similar nature arising or subsisting in any part of the world.

13.	Termination of Employment

13.1.	You will be deemed as confirmed employee upon joining Syntel and there will be mutual lock in for a period of Twelve months, your employment shall (subject to the provisions of Clause 13.2) continue unless and until terminated by either SYNTEL or yourself giving to the other the period of notice set out in the Schedule. SYNTEL reserves the right at its absolute discretion to terminate your employment with immediate effect by paying you salary in lieu of notice.

13.2.	Your employment may be terminated by SYNTEL forthwith without notice or payment in lieu of notice if you: -

(i)	Commit any serious or persistent breach of any of the terms, conditions or stipulation contained in this Agreement; or

(ii)	Are guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of SYNTEL; or

(iii)	Are guilty of conduct which brings or is likely to bring you or SYNTEL into disrepute; or

(iv)	Are convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or

(v)	Are adjudged bankrupt or make any arrangement or composition with your creditors or have an interim order made against you.

13.3.	Upon termination you shall immediately repay all outstanding debts or loans dues to SYNTEL and SYNTEL is hereby authorised to deduct such debts or loans from any sums due to you on the termination of employment.

13.4	On the termination of your employment for any reason you will deliver to SYNTEL all notes, memoranda, documents, papers, software, databases, mobile phones, laptop computers and other property (whether stored in hard copy or electronic form) belonging to SYNTEL or any client of SYNTEL which may have been prepared by you or come into your possession as a result of your employment and you will not retain any copies of them (as appropriate).

14.	Covenants

14.1.	You acknowledge that during the course of your employment with SYNTEL you will receive and have access to confidential information of SYNTEL and its Associated Companies and you will also receive and have access to detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and accordingly you are willing to enter into the covenants below in order to provide SYNTEL with what you consider to be reasonable protection for those interests.

14.2.	You hereby covenant with SYNTEL that you will not for the period of 12 months after the termination of your employment without the prior written consent of the Board either alone or jointly with or on behalf of any person directly or indirectly: -

(i)	In connection with the carrying on of any business in competition with the business of SYNTEL canvass solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided and/or any goods sold by SYNTEL any person, group or company who or which at the date of termination of your employment or at any time during the period of 12 months prior to that date is a customer or client of SYNTEL and with whom or which you shall have had dealings during the course of your employment;

(ii)	In connection with the carrying on of any business in competition with the business of SYNTEL do business with any person, group or company who or which has at any time during the period of 12 months immediately preceding the date of such termination done business with SYNTEL as a supplier or customer or client and with whom or which you shall have had dealings during the course of your employment;

(iii)	Work for or provide services to any person, group or company (or any subsidiary or holding company (as defined by Section 736 Companies Act 1985) of a company) which has in the 12 months immediately preceding the date of termination done business with SYNTEL as a client or any partnership or joint venture in which any such client is a partner or joint venturer or any person body or organization to whom you were introduced by any such client if you have worked for the particular client on behalf of SYNTEL in the 12 months prior to the termination of your employment

(iv)	Solicit or entice away or endeavour to solicit or entice away from SYNTEL or any associated company any person who at the date of termination of his employment or at any time during the period of 12 months prior to that date is employed or engaged by SYNTEL or any associated company in the capacity of Programmer Analyst or Project Manager and with whom you shall have had contact during the course of his employment (whether or not such person would commit a breach of his contract of employment by so doing).

14.3.	The covenants above are intended to be separate and severable and enforceable as such.

14.4.	While the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances, it is agreed that if any restriction shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

15	Professional Demeanour

15.1	While working on a project, you shall conform to all the standard operating procedures and the normal personnel practices of the client. You shall be expected to work diligently and ethically, dress appropriately in suitable business attire, and act in a professional manner with colleagues, clients, and staff of clients.

15.2	While working for a client, you shall consider yourself an ambassador of SYNTEL and act in a manner that is consistent with the professional image of SYNTEL.

16	Worksheets

You must submit your timesheets showing work performed on a daily basis, certified as accurate by the client for which you are working, to SYNTEL within 7 days of the period to which each weekly time sheet is relevant or as otherwise required

17	Collective Agreements

There are no collective agreements that affect your employment.

18	Data Protection

You agree that SYNTEL shall hold details pertinent to your employment on file as part of its personnel records, which may include sensitive information. This information may be processed for administrative or legal purposes or as required by your continued employment. This may include passing such information to clients, regardless of whether or not you ultimately provide services to them.

19	Backup

You shall at all times keep an adequate backup copy of all items stored on magnetic media under your control on a standard format floppy or hard disk.

20	Former Agreements This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to your employment.

21	Miscellaneous

21.1.	This Agreement contains the entire understanding between us and supersedes (if any) subsisting agreements, arrangements and understandings (written or oral) relating to your employment.

21.2.	In the event that you become a party to any proceeding brought by a former employer of yours at any time either during or after your employment with SYNTEL you recognise and agree that you shall have full and sole responsibility for responding to such action and that SYNTEL has no responsibility to participate in your response nor in any costs you may incur in relation hereto.

21.3.	In the event that you are required by SYNTEL to relocate, SYNTEL may reimburse the cost (or a proportion) of such relocation (the “Relocation Expenses”). In that event, if you voluntarily resign from SYNTEL within a period of 12 months after receiving Relocation Expenses you agree that you will repay to SYNTEL the amount of the Relocation Expenses on termination of your employment.

21.4.	This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the English courts.

21.5	The Contracts (Rights of Third Parties) Act 1999 will not apply to this agreement.

Other procedures and policies reflecting the way that SYNTEL operates such as the disciplinary and grievance policy are contained in the SYNTEL Staff Handbook which will be given to you on commencement of your employment. Whilst the policies contained in that document are not contractual and can be amended by SYNTEL from time to time, it is required reading.

I accept the terms and conditions of my employment as set out above and incorporated in SYNTEL’s written policies from time to time in force.

For Syntel Europe

/s/ Srikanth Karra

Sincerely,
SYNTEL, Inc.
Srikanth Karra
Global Head – Human Resources

I hereby agree to the above terms.

/s/ Amit Chatterjee
Amit Chatterjee